Exhibit 99.1

AquaBounty Technologies Announces Third Quarter 2023 Financial Results

MAYNARD, Mass., November 7, 2023 -- AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced the Company’s financial results for the third quarter and nine months ended September 30, 2023.

Third Quarter 2023 Highlights and Recent Developments

•	Generated $733 thousand in product revenue in the third quarter, a year-over-year increase of 12% as compared to $653 thousand in the third quarter of 2022;
•	Net loss in the third quarter of 2023 was $6.1 million, as compared to $5.4 million in the third quarter of 2022;
•	Cash and cash equivalents and restricted cash totaled $17.8 million as of September 30, 2023, as compared to $102.6 million as of December 31, 2022; and
•	Entered into a Memorandum of Understanding with Noble Salmon to develop a salmon farm in the country of Georgia.

Management Commentary

“Our third quarter results were impacted by a decline in market prices for Atlantic salmon that began during the second quarter, even though our Indiana farm exceeded its planned output,” said Sylvia Wulf, Board Chair and Chief Executive Officer of AquaBounty.  However, we continue to be encouraged by the demand for our fish.

“We announced in August that the Company was evaluating both the cost estimate and our options for moving forward with the completion of construction of our Ohio farm.  We selected Gilbane Building Company (“Gilbane”) as our new construction firm for the project and they have been working for the past several months with the subcontractors on the project to estimate the remaining cost to finish construction of the facility.  That work has been completed and the new estimate for the total project cost is now in the range of $485 - $495 million, of which approximately $140 million has been spent to date.  We recognize this is substantially higher than previous ranges, but the updated estimates incorporate the highly inflationary environment for labor and materials, particularly concrete and piping, that have impacted construction projects over the last three years.  Consistent with our commitment to environmental stewardship, the estimate includes a water/wastewater treatment facility to return water used in the farm to the local environment in an “as clean” condition as when it was withdrawn, and in a manner that meets or exceeds applicable local and federal EPA standards, before it returns to the river.  We are negotiating elements of the estimated costs with Gilbane, and once complete, will finalize the Guaranteed Maximum Price that would provide a contractual cap on the total expenditure to complete the farm.

“We are continuing our collaboration with Wells Fargo Corporate and Investment Banking on our plans to place a mix of taxable and tax-exempt bonds through the Toledo-Lucas County Port Authority in an amount up to $425 million, and we are exploring a wide range of alternatives with Oppenheimer & Co. to complete the additional capital requirements to allow construction to resume on the Ohio farm.  Though there are significant steps and risks remaining to complete this process, we are excited to be working with our team of collaborators.

“Finally, we continue to make progress on leveraging and expanding our operational expertise internationally.  AquaBounty has entered into a non-binding memorandum of understanding with Noble Salmon, a company formed to build and operate a Recirculating Aquaculture System (“RAS”) salmon farm in the Republic of Georgia.  Noble Salmon was formed by the Benish Group, whose CEO Meni Benish is also a co-founder of Archi, a major engineering and real estate development firm in the Republic of Georgia.  Benish is also the Chairman of the Israel-Georgia Chamber of Commerce.  Benish Group will contribute expertise in engineering, material sourcing and permitting to the project, while AquaBounty will provide its experience successfully operating RAS farms through rigorous operating procedures and incorporating the latest technologies into the design of those farms.  The combination of capabilities of the two companies benefits the construction and operation of a planned state-of-the-art RAS farm focused on producing Atlantic salmon for sale in nearby markets.  This project will be the first instance of AquaBounty executing its strategy to enter additional salmon markets through local partnerships in a capital-lite structure.

“As always, I look forward to providing my fellow shareholders with an update in the near future,” concluded Wulf.

About AquaBounty

At AquaBounty Technologies, Inc. (NASDAQ: AQB), we believe we are a leader in land-based sustainable aquaculture from start to finish.  As a vertically integrated Company from broodstock to grow out, we are leveraging decades of expertise in fish breeding, genetics, and health & nutrition to deliver disruptive solutions that address food insecurity and climate change issues.  We are committed to feeding the world efficiently, sustainably and profitably. AquaBounty provides fresh Atlantic salmon to nearby markets by raising its fish in carefully monitored land-based fish farms through a safe, secure and sustainable process. The Company’s land-based Recirculating Aquaculture System (“RAS”) farms, including a grow-out farm located in Indiana, United States and a broodstock and egg production farm located on Prince Edward Island, Canada, are close to key consumption markets and are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations. AquaBounty is raising nutritious salmon that is free of antibiotics and contaminants and provides a solution resulting in a reduced carbon footprint and no risk of pollution to marine ecosystems as compared to traditional sea-cage farming. For more information on AquaBounty, please visit www.aquabounty.com or follow us on Facebook,  Twitter,  LinkedIn and Instagram.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, including regarding the estimated cost of the Ohio farm and timing of its construction; Ohio farm design and capabilities; timing, terms and completion of the contemplated bond financing; and any other statements regarding the financing of the Ohio farm; and expectations for our partnership with Noble Salmon, such as the construction of a planned RAS farm, the capital structure for the partnership, and the farm’s production and sales. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these statements because they involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “continue,” “moving forward,” “believe,” “will,” “may,” the negative forms of these words and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are, among other things, our ability to continue as a going concern; the potential for additional delays and increased costs related to construction of our new farms and renovations to existing farms; a failure to raise additional capital to finance our activities on acceptable terms; an inability to produce and sell our products in sufficient volume and at acceptable cost and prices; our reliance on partners such as Noble Salmon; any inability to protect our intellectual property and other proprietary rights and technologies; the effect of changes in applicable laws, regulations and policies; our ability to secure any necessary regulatory approvals and permits; the degree of market acceptance of our products; our failure to retain and recruit key personnel; and the price and volatility of our common stock. Forward-looking statements speak only as of the date hereof, and, except as required by law, AquaBounty undertakes no obligation to update or revise these forward-looking statements. For information regarding the risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

Company & Investor Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

dconley@aquabounty.com

Media Contact:
Vince McMorrow
Fahlgren Mortine
(614) 906-1671
vince.mcmorrow@Fahlgren.com

AquaBounty Technologies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$16,767,070	$101,638,557
Inventory	1,942,420	2,276,592
Prepaid expenses and other current assets	3,718,087	2,133,583
Total current assets	22,427,577	106,048,732

Property, plant and equipment, net	168,657,134	106,286,186
Right of use assets, net	204,396	222,856
Intangible assets, net	207,861	218,139
Restricted cash	1,000,000	1,000,000
Other assets	49,367	64,859
Total assets	$192,546,335	$213,840,772

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$9,895,839	$12,000,592
Accrued employee compensation	727,743	1,021,740
Current debt	756,559	2,387,231
Other current liabilities	4,540	20,830
Total current liabilities	11,384,681	15,430,393

Long-term lease obligations	199,856	203,227
Long-term debt, net	7,772,695	6,286,109
Total liabilities	19,357,232	21,919,729

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 75,000,000 and 150,000,000 shares authorized at
September 30, 2023 and December 31, 2022, respectively; 3,846,772 and 3,834,383
shares outstanding at September 30, 2023 and December 31, 2022, respectively	3,847	3,834
Additional paid-in capital	385,879,364	385,455,961
Accumulated other comprehensive loss	(539,204)	(516,775)
Accumulated deficit	(212,154,904)	(193,021,977)
Total stockholders' equity	173,189,103	191,921,043

Total liabilities and stockholders' equity	$192,546,335	$213,840,772

AquaBounty Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Product revenues	$733,133	$653,432	$1,919,409	$2,686,019

Costs and expenses
Product costs	4,096,040	3,518,296	11,446,158	10,044,092
Sales and marketing	191,862	186,393	584,401	783,882
Research and development	184,221	220,598	485,532	596,079
General and administrative	2,334,861	2,264,755	8,402,876	7,472,921
Total costs and expenses	6,806,984	6,190,042	20,918,967	18,896,974

Operating loss	(6,073,851)	(5,536,610)	(18,999,558)	(16,210,955)

Other expense
Interest expense	(63,746)	(72,313)	(195,809)	(222,295)
Other (expense) income, net	(516)	168,796	62,440	345,355
Total other (expense) income	(64,262)	96,483	(133,369)	123,060

Net loss	$(6,138,113)	$(5,440,127)	$(19,132,927)	$(16,087,895)

Other comprehensive loss:
Foreign currency translation loss	(138,202)	(303,725)	(22,429)	(374,422)
Unrealized gain on marketable securities	—	32,370	—	40,101
Total other comprehensive loss	(138,202)	(271,355)	(22,429)	(334,321)

Comprehensive loss	$(6,276,315)	$(5,711,482)	$(19,155,356)	$(16,422,216)

Basic and diluted net loss per share	$(1.60)	$(1.42)	$(4.98)	$(4.20)
Weighted average number of Common Shares -
basic and diluted	3,846,622	3,833,430	3,843,349	3,832,328

AquaBounty Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities
Net loss	$(19,132,927)	$(16,087,895)
Adjustment to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	1,607,260	1,501,381
Share-based compensation	423,416	426,249
Other non-cash charge	13,087	18,997
Changes in operating assets and liabilities:
Inventory	332,314	(857,331)
Prepaid expenses and other assets	(1,570,255)	(2,475,197)
Accounts payable and accrued liabilities	158,108	(369,254)
Accrued employee compensation	(293,997)	(109,841)
Net cash used in operating activities	(18,462,994)	(17,952,891)

Investing activities
Purchases of and deposits on property, plant and equipment	(66,256,590)	(44,882,996)
Maturities of marketable securities	—	149,435,173
Purchases of marketable securities	—	(47,621,291)
Other investing activities	(3,263)	12,500
Net cash (used in) provided by investing activities	(66,259,853)	56,943,386

Financing activities
Proceeds from issuance of debt	394,156	42,338
Repayment of term debt	(542,019)	(478,870)
Proceeds from the exercise of stock options and warrants	—	1,538
Net cash used in financing activities	(147,863)	(434,994)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(777)	(1,869)
Net change in cash, cash equivalents and restricted cash	(84,871,487)	38,553,632
Cash, cash equivalents and restricted cash at beginning of period	102,638,557	89,454,988
Cash, cash equivalents and restricted cash at end of period	$17,767,070	$128,008,620

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheet:
Cash and cash equivalents	$16,767,070	$127,008,620
Restricted cash	1,000,000	1,000,000
Total cash, cash equivalents and restricted cash	$17,767,070	$128,008,620

Supplemental disclosure of cash flow information and non-cash transactions:
Interest paid in cash	$184,497	$209,666
Property and equipment included in accounts payable and accrued liabilities	$8,300,093	$14,496,747